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                     November 12, 2021

       Joseph A. Geraci, II
       Chief Financial Officer
       Mill City Ventures III, Ltd.
       1907 Wayzata Blvd #205
       Wayzata, Minnesota 55391

                                                        Re: Mill City Ventures
III, Ltd
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            File No. 811-22778

       Dear Mr. Geraci:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Douglas M. Polinsky